UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant   ☒

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☐	Definitive Proxy Statement
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☐	Soliciting Material under § 240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Catapult Fund LLC
Sarissa Capital Hawkeye Fund LP
ISP Fund LP
Sarissa Capital Offshore Master Fund LP
Sarissa Capital Master Fund II LP
Sarissa Capital Athena Fund Ltd
Atom Master Fund LP
Sarissa Capital Fund GP LP
Sarissa Capital Fund GP LLC
Sarissa Capital Offshore Fund GP LLC
Sarissa Capital Management GP LLC
Sarissa Capital Management LP
Alexander J. Denner, Ph.D.
Patrice Bonfiglio
Paul Cohen, M.D.
Mark DiPaolo
Keith L. Horn
Odysseas Kostas, M.D.
Louis Sterling III
Diane E. Sullivan

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This filing contains a press release issued on February 1, 2023 by Sarissa Capital.

SARISSA CAPITAL URGES AMARIN SHAREHOLDERS TO VOTE THE BLUE CARD BY FEBRUARY 22 TO FIX AMARIN FOR THE BENEFIT OF SHAREHOLDERS

Vote the Blue Card “FOR” the appointment of the Sarissa Nominees to the Board

Vote the Blue Card “FOR” the Removal of Chairman Per Wold-Olsen from the Board

Greenwich, CT, February 1, 2023 – Sarissa Capital Management LP (“Sarissa”) today issued the following letter to fellow shareholders of Amarin Corporation plc (NASDAQ: AMRN):

Dear Fellow Amarin Shareholders:

Amarin shareholders face an important decision at our upcoming shareholder meeting. Amarin has an incredibly valuable asset in Vascepa/Vazkepa, a drug that can meaningfully reduce cardiovascular events in patients and save significant resources for health systems worldwide. The value of Vascepa, however, has been wasted by the company due to mismanagement and poor capital allocation decisions.

In 2022 alone, Amarin’s stock declined over 64%, wiping out more than $840 million of shareholder value.*

Sarissa is one of the largest shareholders at Amarin because we, like you, believe in Vascepa and its potential. Sarissa has a track record of creating significant shareholder value in healthcare companies, including in the cardiovascular space with The Medicines Company. Perplexingly, the company refuses to add us to the board even though the company acknowledges that change is necessary.

We are seeking to remake the board by removing Chairman Per Wold-Olsen and adding shareholder representatives who we believe will help maximize shareholder value. Our slate, including Sarissa candidates that helped turn around The Medicines Company until its ultimate sale for nearly $10 billion, has the qualifications and the experience to help guide Amarin through this critical period. Most importantly, our candidates will work collaboratively with the company to ensure that Amarin is run for the benefit of shareholders.

VOTE THE BLUE CARD “FOR” THE ELECTION OF THE SARISSA NOMINEES AND “FOR” THE REMOVAL OF CHAIRMAN PER WOLD-OLSEN BEFORE THE DEADLINE TO VOTE – 10:00 A.M. NEW YORK TIME ON FEBRUARY 22, 2023. INTERNET AND TELEPHONE VOTING MUST BE COMPLETED NO LATER THAN 11:59 PM NEW YORK TIME ON FEBRUARY 21, 2023.

Under the current regime, Amarin’s mismanagement has led to tremendous destruction of shareholder value.

•	In 2022, Amarin’s stock price declined over 64%, wiping out more than $840 million of shareholder value.*

•
In June 2022, Amarin was 6 months late to announce cost cuts in the US despite the market disruption by the expected entrant of a third generic. The result was an immense but avoidable destruction of shareholder capital.

•	Almost two years after Vazkepa was approved in Europe, investors still have little visibility into future European revenues.

o
Management could not obtain approval in Germany for Vazkepa reimbursement even though Germany could save a significant portion of the >€28 billion that it spends annually on cardiovascular disease with the use of Vazkepa.†

o	Investors just learned from a recent slide presentation that the launch in France, another key market, may be delayed until 2024, approximately 3 years after European approval.

o
In 2022, the company promised to launch in up to “six key European markets” (only launched in five, of which only one is a major market, namely the UK) and obtain pricing and reimbursement in up to eight European markets (only secured 5, of which only 3 were national reimbursements).

Despite these blunders, Amarin has the audacity to state publicly, “the Company made solid progress in 2022, against its strategic objectives.”

VOTE THE BLUE CARD “FOR” THE ELECTION OF THE SARISSA NOMINEES AND “FOR” THE REMOVAL OF CHAIRMAN PER WOLD-OLSEN BEFORE THE DEADLINE TO VOTE – 10:00 A.M. NEW YORK TIME ON FEBRUARY 22, 2023. INTERNET AND TELEPHONE VOTING MUST BE COMPLETED NO LATER THAN 11:59 PM NEW YORK TIME ON FEBRUARY 21, 2023.

We believe Chairman Per Wold-Olsen is a significant source of Amarin’s problems and has guided the board to be hostile to shareholders.

We first approached the company in March 2022 and shortly thereafter expressed a desire for board representation. In our discussions, we explained to Chairman Wold-Olsen and others how our efforts at The Medicines Company, another cardiovascular disease company, led to a resounding success for shareholders, and how lessons from our experience are very relevant to Amarin.

Chairman Wold-Olsen indicated that we should participate in the board’s ongoing “board refreshment process” if we sought board representation. Notably, our input was never sought at any point in this ongoing “board refreshment process” despite our being one of the largest owners of the business and our track record of creating shareholder value through board representation, including in the cardiovascular space. We gave the board the benefit of the doubt and did not run a slate at last year’s annual meeting of shareholders. We simply announced that we would abstain from voting at the meeting while we continued to discuss board representation with the company.

The outcome of that annual meeting was remarkable. Without any public solicitation against the board at all, nearly 50% of all votes cast were either votes against the Amarin board or abstentions. We hoped that this loud and clear referendum of shareholders, the owners of the company, would require the company to add shareholder representatives to the board.

Our subsequent participation in the “board refreshment process” was sobering. Even though we are one of the largest shareholders with deep expertise, Chairman Wold-Olsen did not offer an honest path to board representation but instead ran a dawdling process that rejected the benefits of shareholder oversight.

Ultimately, after a >15-week “process”, Chairman Wold-Olsen informed Sarissa that the board would not add ANY Sarissa representatives and that they did not view our experience or perspectives as worthy of board representation. We believe the following red flags pertaining to Chairman Wold-Olsen were uncovered during this purported “process”:

•
Chairman Wold-Olsen was running a board refreshment process that was not legitimate. He obstructs shareholder representation and oversight on the board. Other directors even told us that our candidacy was “up to Per,” who was not even a member of Amarin’s nomination and governance committee.

•
Chairman Wold-Olsen was an apologist for CEO Karim Mikhail and was not a proponent of accountability to shareholders. Despite the significant decline in Amarin’s stock value, Per told us that Karim should be applauded for his efforts.

•
Chairman Wold-Olsen stated that we should not have been surprised that Amarin failed to reach an agreement on price with Germany, even though Karim had previously emphasized the importance of Germany to the European launch, expressed optimism on Germany, and spent significant shareholder money fielding 150 sales representatives in the country.

•	Chairman Wold-Olsen astonishingly shared his view that only a shareholder who owned >20% of a company potentially should be offered ONE board seat.

•
Chairman Wold-Olsen dismissed the overwhelming shareholder referendum against the board at last year’s annual meeting of shareholders as only the vote of a “retail” shareholder base. “Retail” shareholders are owners of Amarin and are entitled to have their voices heard.

•
Through advisors, Chairman Wold-Olsen has recently asked to interview two of Sarissa’s nominees due to the “profile” or “experience” of those candidates. Sarissa agrees that its nominees are excellent and would be great additions to the Amarin board, but it is astounding that Per and the Amarin board are adamant to keep Sarissa principals and other shareholders out of the boardroom.

We believe Chairman Wold-Olsen does not want shareholders on the board who will hold management accountable for their missteps. Per’s continuing rejection of shareholder representation raises many questions about Per and the Amarin board, particularly after a vote of no confidence by shareholders at last year’s annual meeting. How can Amarin conduct a prolonged board refreshment process and not seek the input of one of its largest shareholders? How can shareholder perspectives not be beneficial to the board? What are they trying to hide? These questions remain alarmingly unresolved.

VOTE THE BLUE CARD “FOR” THE ELECTION OF THE SARISSA NOMINEES AND “FOR” THE REMOVAL OF CHAIRMAN PER WOLD-OLSEN BEFORE THE DEADLINE TO VOTE – 10:00 A.M. NEW YORK TIME ON FEBRUARY 22, 2023. INTERNET AND TELEPHONE VOTING MUST BE COMPLETED NO LATER THAN 11:59 PM NEW YORK TIME ON FEBRUARY 21, 2023.

We believe Amarin is attempting to thwart shareholders from voting at the upcoming General Meeting, but Sarissa remains undeterred in its support of shareholder interests.

•
Amarin disclosed that preventing one of its largest shareholder from obtaining representation on the board is so important that it has already wasted more than $4 MILLION of the company’s precious capital and is planning to waste over $7 MILLION in total of shareholder money to keep us off the board.

•
Amarin’s board set the record date for voting at the General Meeting but failed to timely disclose that record date publicly. On January 27, 2023, Amarin informed shareholders that they had previously established the record date of January 23, 2023. We believe the board informed shareholders of the record date weeks after they had established it in order for shareholders to have difficulty voting their shares.

•
Amarin decided that if shareholders vote to keep Chairman Wold-Olsen on the board and all 7 of our candidates are elected, then the last candidate on our alphabetically sorted list would not be seated due to lack of vacancies. We pressed Amarin that the selection of directors should be determined thoughtfully by shareholders (i.e., the candidate with the lowest vote total should not be seated) and not by the arbitrary order of candidates’ last names. The Amarin board rejected our approach and revealed the arbitrariness of their decision-making processes.

•
Amarin shortened the solicitation period, making it difficult to have all votes counted. Although the meeting date is February 28, 2023, Amarin’s board decided that votes must be received no later than 10:00 a.m. New York time on February 22, 2023 (and in fact, internet and telephone voting must be completed no later than 11:59 p.m. New York time on February 21, 2023). The company refuses to rectify its shareholders engagement issues (up to 50% of the shareholder votes were not counted at the last meeting). We believe the company is attempting to shorten the proxy period, hoping votes of frustrated shareholders are not counted.

In our opinion, Amarin will never see its true potential under the current regime and with Per Wold-Olsen as chairman.

We urge all shareholders to stand up for change and vote the BLUE card “FOR” the election of the Sarissa Nominees and “FOR” the removal of Chairman Per Wold-Olsen prior to the deadline of 10:00 a.m. New York time on February 22, 2023. INTERNET AND TELEPHONE VOTING MUST BE COMPLETED NO LATER THAN 11:59 PM NEW YORK TIME ON FEBRUARY 21, 2023.

We look forward to continuing our engagement with our shareholders in the coming weeks. Thank you for your continued support.

Sarissa Capital Management LP

* Calculated from end of day 12/31/2021 to 12/30/2022. Source: Bloomberg
† European Cardiovascular Disease Statistics 2017 edition

If you have any questions regarding your BLUE proxy card or need assistance in executing your proxy card, please contact:

D.F. King & Co., Inc.
Shareholders call Toll-Free: (800) 331-7024
All Others Call: (212) 269-5550
Email: AMRN@dfking.com
#FreeAmarin

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).

Contact:	Jean Puong Sarissa Capital Management LP info@sarissacap.com